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                                                                Exhibit 10.1(c)
                         LONE STAR TECHNOLOGIES, INC.

                              AMENDMENTS TO THE
                  1985 LONG-TERM INCENTIVE PLAN (THE "PLAN")
              APPROVED BY THE BOARD OF DIRECTORS ON MARCH 9, 1999
                       AND SHAREHOLDERS ON MAY 11, 1999



         Section 3 of the Plan is amended by amending the first sentence of said Section to read as follows (the new language is in bold type): "The aggregate number of shares of stock which may be issued under the Plan shall not exceed THREE MILLION SEVEN HUNDRED THOUSAND (3,700,000) shares of Common Stock."

         Section 5 of the Plan is amended by amending the second sentence of said Section to read as follows (the new language is in bold type): "The aggregate number of shares with respect to which Options and stock appreciation rights can be granted under Sections 5 and 9 of the Plan to any one individual during any calendar year shall not exceed 200,000, subject to adjustment pursuant to Section 14 hereof."

         Section 8 of the Plan is amended and restated to read in its entirety as follows (the new language in the amended and restated Section 8 is in bold type):

         "Non-executive directors shall not be eligible to participate in the Plan beyond the granting of Options; further, not more than 1,000,000 shares of Common Stock may be issued under Options awarded to non-executive directors. Only shares of Common Stock issued upon exercise of Options which, when granted, were granted to individuals who were at the time non-executive directors shall be deemed `issued under Options awarded to non-executive directors.' Shares issued to non-executive directors under Options granted when they were participants shall not count towards the 1,000,000 share limitation provided in this Section. Outstanding Options in effect immediately prior to the Company's annual shareholders meeting in 1993 to non-executive directors shall remain in effect according to their terms and as the same may be amended as contemplated under Section 18 hereof. Beginning with the year 1993, and continuing with the years 1995, 1997, and ending with the year 1997, on the first business day after the Company's annual shareholders meeting each such year, each non-executive director in office at such time shall receive automatically, by virtue of this Plan, the award and grant of an Option for 25,000 shares of Common Stock. Beginning with the year 1998, and every year thereafter, on the first business day after the Company's annual shareholders meeting each such year, each non-executive director in office at such time shall receive automatically, by virtue of this Plan, the award and grant of an Option for 12,500 shares of Common Stock. WHENEVER A NEW NON-EXECUTIVE DIRECTOR IS ELECTED,

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HE OR SHE MAY BE GRANTED OPTIONS, AT THE DISCRETION OF THE COMMITTEE, FOR ANY
NUMBER OF SHARES OF COMMON STOCK NOT TO EXCEED 12,500. All Options awarded to non-executive directors shall be non-qualified stock Options, and each such Option granted pursuant to the terms of the THREE foregoing sentences shall become exercisable for up to 25% of the total number of shares of Common
Stock into which the Option may be exercised on and after the first anniversary of the date of the award, for up to 25% more (i.e., in total 50%) of those total shares on and after the second anniversary, for up to 25% more (i.e., in total 75%) of those total shares on and after the third anniversary and for up to 100% of those total shares (i.e., all other shares into which the Option may be exercised) on and after the fourth anniversary of the date of the Option award (each such Option to the extent exercisable may be exercised in full or in part at any time for the shares under the Option), at all times subject to the terms of Section 10 regarding the continued right to exercise under certain circumstances."

         Section 10 of the Plan is amended by amending and restating subparts
(a)(3), (a)(4), (b) and (c) to read as follows (the new language is in bold type):

         "(3) 36 months after the date of a participant's or non-executive director's Retirement, unless the participant or non-executive director dies during that 36-month period.

         (4) 36 months after the date of a participant's or non-executive director's death.

         (b) If a participant's employment by the Company or a subsidiary or directorship, in the case of a non-executive director, ceases for any reason other than Retirement or death without the participant or non-executive director having fully exercised the Option, the participant or non-executive director shall be entitled within three months (or any later period applicable under paragraph (c)) following the date of such cessation (but not more than ten years from the date such Option was granted) to exercise the Option to the full extent such Option was exercisable on the date of such cessation. In the case of a participant's or non-executive director's Retirement without the participant or non-executive director having fully exercised the Option, the Option shall become fully exercisable for up to 100% of the unexercised shares under the Option, and the participant or non-executive director shall be entitled within 36 months (or any later period applicable under paragraph (c)) following the date of Retirement (but not more than ten years from the date such Option was granted) to exercise the Option to the full extent such Option is exercisable.

         (c) If a participant or non-executive director dies while employed by the Company or a subsidiary, or while a director in the case of a non-executive director, or within three months after cessation of such employment or directorship or within 36 months after Retirement, without having fully exercised his Option,

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         such Option shall become fully exercisable for up to 100% of the unexercised shares under the Option, and the Option may be exercised within 36 months following such participant's or non-executive director's death (but not more than ten years from the date such Option was granted) by participant's or non-executive director's estate or by a person who acquired the right to exercise such Option by will or the laws of descent, to the full extent such Option is exercisable."

         Section 15 of the Plan is amended by amending and restating subparts
(a) (A) and (b) to read as follows (the new language is in bold type):

         "(A) each Option (including any stock appreciation rights) held by that participant shall become fully exercisable for up to 100% of the unexercised shares under the Option and that participant shall be entitled within 36 months (or any later period applicable under paragraph (c) of Section 10) following the date of the termination of his employment or the date on which his employer ceases to be a subsidiary (but not more than ten years from the date the Option was granted) to exercise the Option to the full extent the Option is exercisable;

(b) If a non-executive director of the Company is removed from the Board of Directors of the Company without Cause or he ceases to be a director of the Company as a result of a failure to be reelected or to be nominated for reelection without Cause, in either event within two years after a Change in Control of the Company, each Option held by that non-executive director shall become fully exercisable for up to 100% of the unexercised shares under the Option and that non-executive director shall be entitled within 36 months (or any later period applicable under paragraph (c) of Section 10) following the date of the termination of his directorship (but not more than ten years from the date the Option was granted) to exercise the Option to the full extent the Option is exercisable."

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